THIRD AMENDMENT TO NOTE AGREEMENT


         Reference is hereby made to the Note Agreement dated as of January 19 1990, as amended pursuant to a First Amendment to Note Agreement dated as of April 8, 1992 and as further amended pursuant to a Second Amendment to Note Agreement dated as of July 31, 1992 (together, the "Original Agreement"), and as amended hereby (the "Agreement"), among Thomas Industries Inc. (the "Company"), Thomas Industries Holdings Inc., formerly Day-Brite Lighting, Inc. ("Holdings"), and the Purchasers listed on Schedule I hereto (collectively, the "Purchasers" and with the Company and Holdings, the "Parties"). This Third Amendment to the Original Agreement is hereinafter referred to as the "Third Amendment."

         WHEREAS, the Company plans to exchange its lighting division assets for a minority interest in a joint venture, as further described in Exhibit A hereto (the "Restructuring"); and

         WHEREAS, in connection with the Restructuring, the Company and the Purchasers have negotiated certain amendments to, and waivers under the Original Agreement, as hereinafter set forth, including the following: (i) amending
Section 7.4 (Debt) of the Original Agreement to limit the Debt which can be incurred by the Company and its Restricted Subsidiaries by reference to prescribed thresholds for operating cash flow, (ii) waiving compliance with Sections 7.7 (Merger or Sale of Substantially All Assets) and 7.8 (Sale of Assets) of the Original Agreement in connection with the transfer of the lighting business of the Company pursuant to the Restructuring and (iii) making certain other changes to the Original Agreement.

         IT IS THEREFORE AGREED THAT:

1.        Definitions.

         (a) All defined terms used herein shall have the meanings assigned to such terms in the Original Agreement except as noted herein.

         (b) The following  definition of Priority Debt is added to the Original
Agreement:

                  "Priority Debt - has the meaning set forth in Section 7.4(b)."

         (c) The following definition of EBITDA is added to the Original Agreement.

                  "EBITDA - means, for any period, Adjusted Net Earnings plus (to the extent deducted from, or not included in, Adjusted Net Earnings for the relevant period) depreciation, amortization, interest expense, taxes and cash distributions from minority investments."

         (d) The definition of Consolidated Earnings Before Fixed Charges is amended by deleting from the phrase beginning with (i) the words "Section 7.6 Net Earnings" and inserting in lieu thereof "Adjusted Net Earnings."

         (e) The definition of Consolidated Fixed Charges is amended by deleting from its last sentence the words "Section 7.6 Net Earnings" and inserting in lieu thereof "Adjusted Net Earnings."

         (f) The definition of Restricted Subsidiary is amended by deleting from the last sentence the phrase "and immediately thereafter the Company could incur additional Funded Debt pursuant to
                  Section 7.4(c) after giving effect to said designation" and inserting in lieu thereof the following:

                   "and immediately thereafter the Company is in compliance with
                   Section 7.4(a) after giving effect to such designation."

         (g) The following sentence is added at the end of the definition of Restricted Subsidiary in the Original Agreement:

                  "At no time shall the entity resulting from the Restructuring (as defined in the Third Amendment, dated July 7, 1998, to this Agreement) be a Restricted Subsidiary."

         (h) The definition of Unrestricted Subsidiary in the Original Agreement is amended by deleting therefrom the phrase beginning with (ii) and inserting in lieu thereof the following:

                   "(ii) immediately thereafter, the Company is in compliance with Section 7.4(a)."

         (i) The definition of Section 7.6 Net Earnings is amended by changing the name of such definition from "Section 7.6 Net Earnings" to "Adjusted Net Earnings."

2.        Amendments.

         (a) The Original Agreement is amended by deleting from subparagraph (g) of Section 7.3 the last words, which are "Section 7.4(d)" and inserting in lieu thereof "Section 7.4(b)."

         (b)      The  Original  Agreement  is  amended  by  deleting  therefrom
                  Section 7.4 in its entirety and inserting in lieu thereof the following:

                  "7.4     Debt.

                  (a) The Company will not permit at any time the ratio of Funded Debt of the Company and its Restricted Subsidiaries to EBITDA to exceed (i) 3.5 to 1.0 for the period commencing the date hereof through September 30, 1999, and (ii) 3.0 to 1.0 subsequent to September 30, 1999. For purposes of this Section 7.4(a), Current Debt of the Company and its Restricted Subsidiaries shall be deemed to constitute Funded Debt of the Company and its Restricted Subsidiaries unless, for a period of forty-five (45) consecutive days (which period shall be determined by the Company) during each fiscal year, there shall have been outstanding no Current Debt of the Company and its Restricted Subsidiaries. For purposes of calculating the amount of Current Debt which will be deemed to constitute Funded Debt pursuant to the previous sentence, the amount of such Funded Debt will equal the average amount of Current Debt outstanding during each forty-five (45) day period of determination.

                  (b) The Company will not permit at any time Debt of its Restricted Subsidiaries (other than Debt owed to the Company or another Restricted Subsidiary) and Secured Debt (together, "Priority Debt") to be incurred, unless after giving effect thereto, (i) such Priority Debt would be permitted to be outstanding under paragraph (a) of this Section 7.4, and (ii) the aggregate amount of such Priority Debt at any time outstanding would not exceed the sum of $10,000,000 plus 15% of Consolidated Net Tangible Assets. If the Company or a Restricted Subsidiary purchases or acquires 75% or more of the assets or capital stock of a Person that has outstanding Funded Debt and such acquired Person is thereupon designated a Restricted Subsidiary, then, notwithstanding clause (ii) of this paragraph (b), such Funded Debt of such acquired Person may remain outstanding if after giving effect thereto, the Company could incur additional Funded Debt pursuant to paragraph (a) of this Section 7.4."

         (c) The Original Agreement is amended by deleting from Section 7.7(b) the phrase beginning with (iii) and inserting in lieu thereof the following:

                  "(iii) after giving effect to such merger, consolidation, sale, lease or conveyance of assets the surviving, corporation would be in compliance with Section 7.4(a)."

         (d)      The  Original  Agreement  is amended by deleting  from Section
                  7.10 the phrase beginning with (iii) and inserting in lieu thereof the following:

                   "(iii) after giving effect thereto, the Company would be in compliance with Section 7.4(a)."

3.        Agreement.

         The Purchasers hereby agree that the Company's transfer of its lighting assets and related liabilities to a joint venture, as contemplated by the Restructuring, shall not:

         (a) constitute a sale or conveyance of substantially all of the Company's assets to another Person under Section 7.7 of the Original Agreement; and

         (b) constitute a Disposition under Section 7.8 of the Original Agreement, provided, however, that such transfer of the
                  Company's lighting, assets and related liabilities, as contemplated by the Restructuring, does not exceed the sum of
                  (i) the book value of $140,000,000, plus (ii) an aggregate amount of working capital not to exceed $30,000,000.

4.        Representations and Warranties.

          (a) Each of the Company and Holdings confirms that (i) except as otherwise set forth in the Schedules attached hereto, each of the representations and warranties set forth in the Original Agreement and the information set forth in Exhibit A is true and correct in all material respects as of the date hereof, except that to the extent any such representation, warranty or information is stated to relate solely to an earlier date, each of the Company and Holdings confirms that such representation, warranty or information was true and correct in all material respects as of such earlier date and (ii) no Default or Event of Default (which has not been cured pursuant to amendments made hereunder) has occurred and is continuing.

         (b) Each of the Company and Holdings represents and warrants that it has the requisite corporate power and authority to enter into this Third Amendment and to otherwise carry out the transactions contemplated by this Third Amendment.

          (c) Each of the Company and Holdings represents and warrants that this Third Amendment has been duly authorized by all necessary corporate action on the part of the Company and Holdings and that this Third Amendment has been executed and delivered by the Company and Holdings and constitutes the legal, valid and binding obligation of each of the Company and Holdings, enforceable against each of them in accordance with its terms, except to the extent that enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles regardless of whether enforcement is sought in equity or at law.

         (d) No written statement or document furnished by or on behalf of the Company or Holdings in connection with this Third Amendment contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein, in light of the circumstances under which made, not misleading.

          (e) The execution, delivery and performance by the Company and Holdings of this Third Amendment will not violate any provision of any law, rule, regulation or ordinance or any order, judgment, decree or ruling of any court, arbitrator, governmental authority or agency applicable to the Company or Holdings and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or Holdings under the provisions of, any charter document, by-law, loan, agreement or any other material agreement or material instrument to which it is a party or by which it or its property may be bound or affected.

5.        Covenants.

         The Company and Holdings hereby agree that, within 45 days of the date hereof, each shall deliver to the Purchasers copies of the resolutions adopted by their respective Board of Directors authorizing the execution and delivery of this Third Amendment.

6.        Counterparts.

         This Third Amendment may be executed by the parties hereto individually, or in any combination of the parties hereto in several counterparts, all of which taken together shall constitute one and the same Third Amendment.

7.        Conditions to Effectiveness.

         The effectiveness of the Purchasers' agreement to this Third Amendment is subject to the satisfaction on or prior to the date hereof of each of the following conditions:

          (a) Delivery to the Purchasers of copies of this Third Amendment executed by the Company.

          (b)      Payment of fees and expenses of counsel to the Purchasers.

          (c) Delivery by the Company of evidence satisfactory to the Purchasers that the Restructuring has been consummated.

8.        Ratification and Acknowledgment.

         All of the representations, warranties, provisions, covenants, terms and conditions of the Original Agreement not amended herein shall remain unaltered and in full force and effect. The Original Agreement, as amended hereby, is in all respects agreed to, ratified and confirmed by the Company. Each of the Company and Holdings acknowledges and agrees that the amendments and agreements contained herein shall not be construed as establishing a course of conduct on the part of the Purchasers upon which the Company and Holdings may rely at any time in the future.

9. Reference to and Effect on the Agreement.

         Upon the effectiveness of this Third Amendment, each reference in the Original Agreement and in other documents describing or referencing the Original Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Original Agreement, shall mean and be a reference to the Original Agreement, as amended hereby.

         Dated as of this 7th day of July, 1998.


THOMAS INDUSTRIES HOLDINGS INC.             THOMAS INDUSTRIES INC.


By:                                         By:
Its:                                        Its:


ALLSTATE LIFE INSURANCE COMPANY             AID ASSOCIATION FOR LUTHERANS


By:                                         By:
                                            Its:


By:
         Authorized Signature

THE MINNESOTA MUTUAL LIFE                   WOODMEN ACCIDENT AND LIFE
    INSURANCE COMPANY                                    COMPANY


By:                                        By:
Its:                                       Its:


AMERICAN FAMILY LIFE                       GUARANTEE LIFE INSURANCE
    INSURANCE COMPANY                                    COMPANY


By:                                         By:
Its:                                        Its:


NATIONAL LIFE INSURANCE                     AMERICAN UNITED LIFE INSURANCE
    COMPANY                                              COMPANY


By:                                         By:
Its:                                        Its:



GENERAL AMERICAN LIFE
    INSURANCE COMPANY


By:
Its:

THE AMERICAN FRANKLIN LIFE
    INSURANCE COMPANY


By:
Its:


MODERN WOODMEN OF AMERICA


By:
Its:


PAN-AMERICAN LIFE INSURANCE
    COMPANY


By:
Its:


FIRST COLONY LIFE INSURANCE
    COMPANY


By:
Its:




                                   SCHEDULE I


Allstate Life Insurance Company
Aid Association for Lutherans
The Minnesota Mutual Life Insurance Company American Family Life Insurance Company National Life Insurance Company American United Life Insurance Company General American Life Insurance Company The American Franklin Life Insurance Company Guarantee Life Insurance Company Modern Woodmen of America Woodmen Accident and Life Company Pan-American Life Insurance Company GE Financial Assurance First Colony Life Insurance Company